Exhibit 2

RESOLUTION OF THE SHAREHOLDERS

OF

GLOBE NET WIRELESS CORP.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of the Corporation at a special meeting, notice to this meeting having been waived, held this 19th day of August, 2021;

WHEREAS there has been presented to and considered by this meeting a Motion to elect a new Board of Directors our Company,

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, and pursuant to NRS §78.315, and has overwhelmingly decided and RESOLVED:

That the shareholders of the Company have elected the following Directors:

CHARLES ARNOLD as Director and Chief Executive Officer

JOHN MEYER as Chief Operating Officer

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

Dated: 19th August, 2021

David E. Price, Secretary
on behalf of the Majority Shareholders